[TRITEL LOGO]
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                                                      FOR IMMEDIATE RELEASE
                                                      January 11, 2001


 TELECORP PCS, INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF UNSECURED NOTES OF
                       ITS SUBSIDIARY TRITEL PCS, INC.


Arlington, Virginia, January 11, 2001, TeleCorp PCS, Inc.(NASDAQ: TLCP) announced today that its subsidiary, Tritel PCS, Inc., intends, subject to market and other conditions, to raise a total of $250 million gross proceeds through a private offering of unsecured notes. Tritel PCS is seeking the consent of the holders of its 12 3/4% Senior Subordinated Discount Notes due 2009 to allow Tritel PCS to offer senior subordinated notes. If Tritel obtains the consent, it intends to proceed with a senior subordinated note offering. If Tritel is unable to obtain the consent, it intends to proceed with a senior unsecured note offering.

The private offering of senior unsecured notes or senior subordinated notes, as applicable, will be within the United States to qualified institutional buyers and outside the United States to certain non-US investors. Tritel PCS stated that it intends to use the proceeds from the offering of the senior unsecured notes or senior subordinated notes, as applicable, to, among other things, fund capital expenditures and the acquisition of PCS licenses as Tritel PCS continues to build out its PCS network. The senior unsecured notes or senior subordinated notes, as applicable, are expected to have a ten-year term, and interest would be paid semi-annually in cash.

Neither the senior unsecured notes nor the senior subordinated notes, as applicable, have been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States expect pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

ABOUT TRITEL PCS

Tritel PCS is an operating entity and part of TeleCorp PCS, Inc. Tritel markets its PCS services under the SunCom and AT&T brand names and is licensed to provide service to approximately 14 million people in the Southeastern U.S., with contiguous markets in Kentucky, Tennessee, Mississippi, Alabama, Indiana and Georgia. Tritel's regional headquarters are in Jackson, Mississippi, and Tritel employs more than 1,400 people.

More information about Tritel PCS and TeleCorp PCS, Inc. can be found on the web at www.telecorppcs.com and more information about the SunCom service can be found at www.suncom1.com.

Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed in Tritel PCS, Inc.'s registration statement filed with the SEC on Form S-4, as amended or supplemented (file no. 333-82509). Tritel PCS, Inc. assumes no obligation to update information in this release.

INVESTOR CONTACTS:                        MEDIA CONTACTS:
Jim Morrisey                              Russell Wilkerson
TeleCorp PCS, Inc.                        TeleCorp PCS, Inc.
703-629-6668 (PCS)                        703-625-2069 (PCS)
703-236-1136 (Office)                     703-236-1292 (Office)

John Nesbett/Mary Ellen Adipietro
Lippert/Heilshorn & Associates
212-838-3777